Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on May 7, 2017 (the “Effective Date”), by and between Zai Lab (Hong Kong) Ltd., a limited company incorporated under the laws of Hong Kong whose registered office is at Room 1902, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong (the “Company”), and Harald Reinhart, an individual (the “Employee”) whose mailing address is #### ### ######, ##### #####, ###### and whose United States of America passport number is #########.

RECITALS

The Company is engaged in the business of researching, developing, manufacturing, commercialization of drug products in the pharmaceutical industry, including and without limitation to sales and marketing of both small molecule and large molecule therapeutics (the “Business Of The Company”), and the Employee is qualified to engage in providing such services contemplated under this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. From the Effective Date and throughout the time for which the Employee’s employment under this Agreement is not terminated, the Company agrees to continue the employment of the Employee and the Employee agrees to continue employment with the Company.

1.1. Employment by Company. The Company agrees to employ the Employee as its Chief Medical Officer – Infectious Diseases, to render such services and to perform such duties and responsibilities as are normally associated with and inherent in the aforementioned role and the capacity in which the Employee is employed, as well as such other duties and responsibilities as shall from time to time be assigned to the Employee by the Chief Executive Officer of the Company, with the understanding that the Employee will report directly to the Chief Executive Officer of the Company. Acceptance of Employment. The Employee accepts such employment set out in Section 1.1 and agrees to faithfully perform and render the services required of the Employee under this Agreement. Except for reasonable vacations, absences due to temporary illness, and activities that may be mutually agreed to by the parties, the Employee shall devote at least 2 (two) days per week on Company related matters, and additional hours as may be reasonably required for the discharge of his duties to the Business Of The Company and the performance of the Employee’s duties and responsibilities under this Agreement

1.2. Positions with Subsidiaries. If requested by the Company and agreed upon by the Employee, the Employee agrees to serve without additional compensation if elected, nominated or appointed as an officer and/or director of the Company and any of the subsidiaries or affiliates of the Company and in one or more executive offices of any of the subsidiaries of the Company, provided that the Employee is indemnified for serving in any and all such capacities pursuant to the indemnity provisions set forth in the bylaws of such subsidiaries and/or affiliates.

1.3. Conflicts of Interest. The Employee has reviewed with the board of directors of the Company (the “Board”) the present directorships, ownership (legal and beneficial, direct and indirect) interests and other positions or roles held by the Employee or his associate(s) in all such business organizations or arrangements which may be directly competitive or directly in conflict with the Company. The Employee agrees to review with the Board any potential directorships, ownership (legal and beneficial, direct and indirect) interests and other positions or roles with business organizations or arrangements which may be directly competitive or directly in conflict with the Company. Except with respect to the Employee’s affiliation with Allphase Pharma Consulting, LLC, as set forth in Schedule 1 to this Agreement, the Employee or his associate(s) is precluded from owning an interest (legal and beneficial, direct and indirect) in another company or serving as an employee, director, consultant, advisor or member of such another company that may be directly competitive or directly in conflict with the Company until such interest is presented to the Board and the Board consents to such interest or employment. The Company further acknowledges and agrees that, subject to the prior written approval by a majority of the Board (which majority shall exclude the Employee if the Employee is a then current member of the Board) and consistent with the terms of the Compliance Agreement (as defined below), the Employee may serve on the boards of directors and advisory boards of other companies which is not in direct competition or not in direct conflict with the Company provided that such service does not interfere with the performance of the Employee’s duties hereunder.

2. PLACE OF PERFORMANCE. The Employee shall performance services on a remote basis, with the understanding that the Company may require that the Employee travel in furtherance of the Business Of The Company to the extent necessary and/or substantially consistent with the then present business travel obligations of employees at substantially the same service level as the Employee, which will include periodic trips to the Company’s headquarters in Shanghai, China.

3. COMPENSATION BENEFITS AND EXPENSE REIMBURSEMENTS.

3.1 Base Salary. In consideration for the agreement of the Employee to be employed under this Agreement, the Employee shall receive from the Company an annual base salary (“Base Salary”) of US$250,000, with the understanding that up to forty percent (40%) of the Base Salary may be paid by a subsidiary of the Company or Zai Lab Limited. This Base Salary, and all other compensation and reimbursement under the Agreement, may be provided through a human resources service organization, and will be payable in such installments as are applicable to employees of the Company at substantially the same service level as the Employee. The Base Salary to be paid to the Employee will be subject to reduction for payroll tax withholdings legally required (if any) or such other reductions properly and reasonably requested by the Employee. The Company shall pay such Base Salary in arrears on the last working day (Monday to Friday) of each month in accordance with the standard payroll procedures of the Company. The Employee’s Base Salary will be subject to review, with the understanding that adjustments will be made (i) at the reasonable discretion of the CEO if the Employee’s regularly devotes more than two to three days per week on Company related matters and (ii) based upon the Company’s normal annual performance review practices.

3.2 Stock Options. Subject to the approval of the Board, the Employee shall be granted an option to purchase 400,000 ordinary shares of the Company (the “Option”) at an exercise price equal to the fair market value of the Company’s common stock on the date of grant in accordance with the Zai Lab, Ltd. Stock Option Plan (the “Plan”), with the understanding that such exercise price will likely be no less than US$0.50 per share. The Option so granted shall vest in accordance with the vesting schedule set out in the Option Agreement (as defined below). The Option will be subject to the terms, definitions and provisions of the Plan and the stock option agreement by and between the Employee and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference. The Employee may be awarded, at the recommendation of the CEO and upon the approval of the Board, additional equity incentive arrangements in the event that the Employee regularly devotes more than two to three days per week on Company related matters.

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3.3 Bonus. At the conclusion of each calendar year during the time for which the Employee’s employment under this Agreement is not terminated (the “Employment Period”), the Employee may be entitled to receive an annual bonus, the amount of which shall be determined by the Board in its discretion and shall be consistent with the cash incentive programs of the Company as applied to other senior executive officers of the Company, subject to appropriate adjustment for the part-time service provided by the Employee.

3.4 Fringe Benefits. During the Employment Period, the Employee will be entitled to the fringe benefits that are made available to employees of the Company of similar seniority and such other benefits as are determined by the Board, in its sole and exclusive discretion.

3.5 Reimbursements. During the Employment Period, the Employee will be reimbursed, in accordance with the practice applicable to employees of the Company from time to time, for all reasonable traveling expenses (with the understanding that the Employee will be entitled to business class air travel for long-haul international flights of greater than five (5) hours in duration) and other disbursements incurred by him for or on behalf of the Company in the performance of his duties hereunder upon presentation by the Employee of appropriate vouchers.

3.6 Deductions. Recognizing that the Employee is an employee for all purposes, the Company shall deduct from any compensation payable to the Employee the sums which the Company is required by law to deduct, including, but not limited to, government state withholding taxes, social security taxes and state disability insurance and mandatory provident funds, and the Company shall pay any amounts so deducted to the applicable governmental entities and agents entitled to receive such payments.

4. INVOLUNTARY TERMINATION.

4.1 Disability. If the Employee dies, then the Employee’s employment by the Company hereunder shall automatically terminate on the date of the Employee’s death. If the Employee is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of ninety (90) consecutive days or longer, or for ninety (90) days during any six (6) month period (such condition being herein referred to as “Disability”), the Company, at its option, may terminate the Employee’s employment under this Agreement immediately upon giving him notice to that effect. In the case of a Disability, until the Employee becomes eligible for disability income under the Company’s disability income insurance (if any) or until the Company shall have terminated the Employee’s service in accordance with the foregoing, whichever shall first occur, the Employee will be entitled to receive compensation, at the rate and in the manner provided in Section 3, notwithstanding any such physical or mental disability. Termination pursuant to this Section 4 is hereinafter referred to as an “Involuntary Termination”.

4.2 Substitution. The Board may designate another employee to act in the Employee’s place during any period of Disability suffered by the Employee during the Employment Period. Notwithstanding any such designation, the Employee shall continue to receive the Employee’s Base Salary and benefits in accordance with Section 3 of this Agreement until the Employee becomes eligible for disability income under the Company’s disability income insurance (if any) or until the termination of the Employee’s employment, whichever shall first occur.

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4.3 Disability Income Payments. While receiving disability income payments under the Company’s disability income insurance (if any), the Employee shall not be entitled to receive any Base Salary under Section 3.1, but shall continue to participate in all other compensation and benefits in accordance with Sections 3.3 until the date of the Employee’s termination of employment.

4.4 Verification of Disability. If any question shall arise as to whether during any period the Employee is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Employee’s duties and responsibilities hereunder, the Employee may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Employee or the Employee’s guardian has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Employee shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Employee.

5. TERMINATION FOR CAUSE BY THE COMPANY. The Company, on recommendation from the Board, may terminate the employment of the Employee hereunder at any time during the Employment Period for “Cause” (such termination being hereinafter referred to as a “Termination for Cause”) by giving the Employee notice of such termination, upon the giving of which such termination shall take effect immediately. For the purpose of this Section 5, “Cause” means any one of the following grounds:

(i)	repeated drunkenness or use of illegal drugs which adversely interferes with the performance of the Employee’s obligations and duties in the Company;

(ii)	the Employee’s conviction of a felony, or any crime involving fraud or misrepresentation or violation of applicable securities laws;

(iii)	gross mismanagement by the Employee of the business and affairs of the Company or any subsidiary of the Company which directly results in a material loss to the Company and for which the Company has reasonable proof was committed by the Employee;

(iv)	material violation of any material terms of this Agreement or the Compliance Agreement (as defined below); or

(v)	a conclusive finding by an independent fact finder appointed by the Board for any willful misconduct, dishonesty or acts of moral turpitude by the Employee which is materially detrimental to the interests and well-being of the Company and its subsidiaries, including, without limitation, harm to its business or reputation.

6. TERMINATION WITHOUT CAUSE BY THE COMPANY. The Company, on recommendation from the Board, may terminate the employment of the Employee hereunder at any time during the Employment Period without “Cause” (such termination being hereinafter called a “Termination Without Cause”) by giving the Employee notice of such termination. The termination of service under this Section 6 will take effect upon the giving of reasonable advance notice of not less than thirty (30) calendar days.

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7. TERMINATION BY THE EMPLOYEE.

7.1 Without Good Reason. Any termination of the employment of the Employee hereunder other than as a result of an Involuntary Termination, a Termination For Cause, a Termination Without Cause or a Termination for Good Reason will be referred to hereinafter as a “Voluntary Termination”. A Voluntary Termination will be deemed to be effective following reasonable notice by the Employee of not less than thirty (30) calendar days.

7.2 With Good Reason. The Employee may terminate his services hereunder at any time for Good Reason (as defined below) by giving the Company written notice of such termination, provided that such notice specifies: (i) the basis for termination and (ii) the effective date of termination (such termination being hereinafter referred to as a “Termination for Good Reason”). For purposes of this Agreement, the term “Good Reason” shall mean (a) any material diminution of the Employee’s duties or responsibilities hereunder (except in each case in connection with the Termination for Cause or pursuant to Section 4.1) or the assignment to the Employee of duties or responsibilities that are materially inconsistent with the Employee’s then current position; or (b) any material breach of the Agreement by the Company which is not cured within ten (10) business day days after written notice thereof is given to the Company.

8. EFFECT OF TERMINATION ON SERVICES.

8.1 Voluntary Termination or a Termination for Cause. Upon the termination of the Employee’s employment hereunder pursuant to a Voluntary Termination or a Termination for Cause, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates, or its subsidiaries under this Agreement except to receive:

(i)	the unpaid portion of the Base Salary provided for in Section 3.1, computed on a pro rata basis up to (and including) the effective date of such termination; and

(ii)	reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3.5.

8.2 Involuntary Termination. Upon the termination of the Employee’s employment hereunder pursuant to an Involuntary Termination, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:

(i)	a termination payment equal to that provided for in Section 8.1(i) hereto;

(ii)	an aggregate amount equal to the Base Salary and fringe benefits for one (1) month, payable from the effective date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 3.1 and 3.4 hereof, plus any additional compensation as may be expressly required under applicable law; and

(iii)	reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3.5.

8.3 Other Terminations. Upon the termination of the Employee’s employment hereunder pursuant to a Termination Without Cause or a Termination for Good Reason, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:

(i)	a termination payment equal to that provided for in Section 8.1(i) hereto;

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(ii)	an aggregate amount equal to the Base Salary and fringe benefits (i) for one (1) month if such termination occurs prior to the third (3rd) anniversary of the Effective Date, or (ii) for three (3) months if such termination occurs on or following the third (3rd) anniversary of the Effective Date, (in either case, such one (1) month or three (3) months, the “Severance Period”), payable from the effective date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 3.1 and 3.4 hereof, plus any additional compensation as may be expressly required under applicable law; and

(iii)	reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3.5.

8.4 Release. The parties acknowledge and agree that damages which will result to the Employee for termination by the Company without Cause or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the payments made to the Employee during the Severance Period shall constitute liquidated damages for any breach of this Agreement by the Company through the date of termination. The Employee agrees that, except for such other payments and benefits to which the Employee may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Employee may make by reason of termination of her/his employment or any such breach of this Agreement and that, as a condition to receiving payments during the Severance Period, the Employee will execute a release of claims in a form reasonably satisfactory to the Company.

8.5 Conditions to Receipt of Severance. The receipt of any severance pursuant to Section 8.3 will be subject to the Employee signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company and provided that such separation agreement and release of claims becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the release of claims does not become effective by the Release Deadline, the Employee will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the release of claims becomes effective and irrevocable.

9. CONFIDENTIAL INFORMATION.

9.1 Ownership of Information. The Employee acknowledges and agrees that the Company has expended and plans to continue to expend substantial sums in the development, acquisition and use of the following information, and the following information, whether in oral, written, graphic or machine-readable form, is conclusively a trade secret owned by the Company: (i) the work product resulting from or related to the services performed under this Agreement; (ii) the computer software of the Company, including documentation; (iii) the buying habits and practices of the purchasing agents and customers of the Company; (iv) the details of the contractual relationship between the Company and employees, suppliers and customers of the Company; (v) the marketing methods and related data of the Company; (vi) the identity of the vendors and suppliers of the Company; (vii) the costs of the labor and materials used by the Company; (viii) the compensation paid to and other terms of employment of the employees, agents and independent contractors of the Company; (ix) the operational methods and procedures of the Company; (x) the routing lists of the Company; (xi) the financial statements and records of the Company; and (xii) the type, nature and amount purchased from the Company by customers of the Company (collectively, the “Trade Secrets”). The Employee agrees that all information, knowledge, including any source code, object code, enhancements and modifications, all files,

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including input and output materials, all documentation related to such programs and files, all media upon which any such computer programs, files and documentation are located (including tapes, disks, and other storage media), records, customer lists, know-how, Trade Secrets, trademarks and other proprietary information related to the Company is and shall be the property of the Company and, as such, is confidential and proprietary to the Company (collectively, the “Confidential Information”).

9.2 Protection of Information. The Employee agrees: (i) without limiting the other provisions of this Section 9.2, to use at least the same degree of care with the Confidential Information as the Employee uses with respect to similar confidential information owned by the Employee; (ii) to exercise diligence in maintaining in strict confidence and not disclosing, releasing or permitting the disclosure of the Confidential Information; (iii) not to use such Confidential Information, regardless of how it is obtained by the Employee, for the benefit of the Employee or other than for the performance of the obligations of the Employee under this Agreement; (iv) not to remove any copyright or proprietary rights notice attached to or included in any Confidential Information; (v) to advise the Company in writing if the Employee learns of any use or disclosure of Confidential Information by any current or former employee or consultant; and (vi) that the unauthorized disclosure or misuse of such Confidential Information could irreparably damage the Company and/or third parties dealing with the Company.

9.3 Limitations of Confidentiality. Notwithstanding anything in this Agreement to the contrary, the Employee shall have no liability or obligation with regard to any Confidential Information which: (i) was publicly known and generally available in the public domain at the time it was disclosed to a third party or becomes publicly known and generally available in the public domain through no fault of the Employee; (ii) is disclosed to a third party with the prior written approval of the Company; (iii) becomes known to the Employee through a source other than the Company without breach of this Agreement by the Employee and is otherwise not in violation of the rights of the Company and such other source is not disclosing the Confidential Information in breach of any similar obligations to the Company; (iv) is disclosed to a third party by the Company without restrictions similar to those contained in this Agreement; or (v) is disclosed to a third party pursuant to the order or requirement of a court, administrative agency or other governmental body provided that (A) the Employee will, prior to the disclosure, provide the Company with prompt written notice of such order or requirement, if legally permissible, and will use its best efforts to assist the Company in seeking a protective order or another appropriate remedy, (B) if the Company waives the Employee’s compliance with this Agreement or fails to obtain a protective order or other appropriate remedy, the Employee will furnish only that portion of the Confidential Information that is legally required to be disclosed and (C) any Confidential Information so disclosed shall maintain its confidentiality protection for all purposes other than in respect of such legally compelled disclosure.

10. COMPLIANCE AGREEMENT. As a pre-condition to the effectiveness of this Agreement, the Employee agrees to execute and deliver the Agreement Regarding Confidentiality, Trade Secrets, Intellectual Property and Competitive Activities attached hereto as Exhibit A (the “Compliance Agreement”), the terms and conditions of which are specifically incorporated herein by reference. The obligation of the Company to make payments to or on behalf of the Employee under Section 8.2(ii) or Section 8.3(ii) above is expressly conditioned upon the Employee’s continued performance of the Employee’s obligations under the Compliance Agreement.

11. STANDARDS OF CONDUCT. The Employee will conduct himself/herself in an ethical and professional manner at all times and in accordance with any Employee policies or guidelines which the Company may issue from time to time.

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12. INDEMNIFICATION.

12.1 Indemnification. In the event that (a) the Employee was or is a party or is threatened to be made a party to any Proceeding (as defined below) by reason of the Employee’s Corporate Status (as defined below) or (b) the Employee was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the Employee’s Corporate Status, the Employee shall be indemnified by the Company against all Expenses and Liabilities incurred or paid by the Employee in connection with such Proceeding (referred to herein as “Indemnifiable Amounts”). For purposes hereof, the terms (i) “Proceeding” means any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, (ii) “Corporate Status” means the status of the Employee as an employee and/or director of the Company, as applicable, (iii) “Expenses” means all fees, costs and expenses incurred in connection with any Proceeding, including, without limitation, reasonable attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants, counsels and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses and (iv) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, and fines.

12.2 Advancement of Expenses. The Company agrees that the Company shall pay to the Employee all Indemnifiable Amounts incurred by the Employee in connection with any Proceeding, including a Proceeding by the right of the Company, in advance of the final disposition of such Proceeding, as the same are incurred, provided that the Employee provides the Company with a written undertaking to repay the amount of Indemnifiable Amounts if it is finally determined by a court of competent jurisdiction that the Employee is not entitled under this Agreement to indemnification with respect to such Indemnifiable Amounts.

12.3 Limitation on Indemnification. The Employee shall not be entitled to any indemnification under this Section 12 if the Employee knowingly violated any duty, responsibility or obligation imposed under this Agreement, the Compliance Agreement or any Company policy.

12.4 Change in Law. To the extent that a change in applicable law (whether by statute or judicial decision) shall permit broader indemnification or advancement of expenses than is provided under this Agreement, the Employee shall be entitled to such broader indemnification and advancements, and this Agreement shall be deemed to be amended to such extent.

13. COVENANT NOT TO COMPETE; NON-SOLICITATION. The Employee covenants and agrees that for twelve (12) months after the termination date of the Employee (the “Restriction Period”), the Employee will not directly or indirectly or by action in concert with others:

13.1 Contact, induce or influence or seek to induce or influence any person who is an employee, agent, independent contractor, supplier, customer, officer or shareholder of the Company to terminate the employment of such person or ownership in or relationship with the Company by such person without regard to whether such person would subsequently then be engaged in a business or own an interest in a business competitive with the Business Of The Company;

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13.2 Advance or lend funds to, or acquire an interest in excess of one percent (1.0%) in, any organization whether being a corporation, partnership, joint venture, trust, sole proprietorship or any individual which is or may be competitive with the Company or which might place the Employee in a position competitive with the Company; and

13.3 Serve as an employee, officer, agent, director, or independent contractor or promote or participate or in any way engage in a business or business activity which is or may be competitive with the Business Of The Company or which might place the Employee in a position competitive with the Business Of The Company.

13.4 The covenants contained in this Section 13 shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision in which the Company currently engages in its business or, during the Employment Period, becomes engaged in its business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 13. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 13 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

14. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Employee that the execution of this Agreement by the Company has been duly authorized by resolution of the Board.

15. REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE. The Employee represents and warrants to the Company that: (i) the Employee has the proper skill, training and background so as to be able to perform under the terms of this Agreement in a competent and professional manner; (ii) the Employee will not infringe any intellectual property rights including patent, copyright, trademark, trade secret or other proprietary right of any person; and (iii) the Employee will not use any Trade Secrets or Confidential Information for purposes other than for the furtherance of the Business Of The Company and will not use any trade secrets or confidential information owned by any third party.

16. ENFORCEMENT. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction whose law may be deemed to govern the review and interpretation of this Agreement, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein. A court having jurisdiction over an action arising out of or seeking enforcement of any restriction contained in this Agreement may modify the terms of such restriction in accordance with this Section 16.

17. DISPUTE RESOLUTION. In the event the parties hereto are unable to settle a dispute between them regarding this Agreement through friendly consultation, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Section 17 applying the laws of Hong Kong, without regard to its principles of conflicts of laws. The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules (the “Arbitration Board”).

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The language of the arbitration shall be English. The Arbitration Board shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 19.5. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The costs and expenses of the arbitration, including the fees of the Arbitration Board, shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursements and other charges of its counsel; provided that the Arbitration Board shall have the right to allocate the costs and expenses between each party as the Arbitration Board deems equitable. Any award made by the Arbitration Board shall be final and binding on each of the parties that were parties to the dispute. The parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a party shall not challenge or resist the enforcement action taken by any other party in whose favor an award of the Arbitration Board was given.

18. COVENANT AGAINST ASSIGNMENT. The Employee may not assign any rights or delegate any of the duties of the Employee under this Agreement. As used in this provision, “assignment” and “delegation” shall mean any sale, gift, pledge, hypothecation, encumbrance, or other transfer of all or any portion of the rights, obligations, or liabilities in or arising from this Agreement to any person or entity, whether by operation of law or otherwise, and regardless of the legal form of the transaction in which the attempted transfer occurs.

19. MISCELLANEOUS.

19.1 Notices. Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (i) the date of personal delivery, (ii) the date of transmission by facsimile or e-mail, with confirmed transmission and receipt, (iii) two (2) days after deposit with an internationally-recognized courier or overnight service such as Federal Express, DHL, or (iv) five (5) days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth on the signature pages hereto.

19.2 Gender; Time. The parties agree that any use of words in any gender in this Agreement shall also refer to the masculine, feminine or neuter gender, as the case may require. Time is of the essence in performance of the rights and obligations under this Agreement.

19.3 Survival. The provisions set forth in Sections 8, 9, 13, 16, 17, and 19 of this Agreement shall survive the termination of this Agreement.

19.4 Binding Agreement; Benefit. The provisions of this Agreement will be binding upon and will inure to the benefit of the respective heirs, legal representatives and successors of the parties hereto.

19.5 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of Hong Kong, without giving effect to its principles or rules of conflict laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

19.6 Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

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19.7 Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understanding among the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

19.8 Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

19.9 Severability. Subject to the provisions of Section 16 above, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

19.10 Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or shares of the Company or similar transaction involving the Company or a successor corporation.

19.11 Confidentiality. The Employee agrees not to disclose this Agreement or its terms to any person or entity, other than the Employee’s agents, advisors or representatives, except as consented to by the Company in writing or as may be required by law.

19.12 Further Assurances. The Employee agrees to execute, acknowledge, seal and deliver such further assurances, documents, applications, agreements and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.

19.13 Costs. Each of the parties shall pay all costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

19.14 Interpretation of Agreement. This Agreement has been negotiated at arm’s length between persons knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is waived.

19.15 Counterparts. The parties may execute this Agreement in any number of counterparts and, as so delivered, the counterparts shall together constitute one and the same document. The parties agree that each such counterpart is an original and shall be binding upon all of the parties, even though all of the parties are not signatories to the same counterpart.

19.16 No Third-Party Rights. Nothing in this Agreement is intended to grant to any third party (other than the parties’ respective successors in title and permitted assigns) any right to enforce any term of this Agreement or to confer on any third party (other than the parties’ respective successors in title and permitted assigns) any benefits under this Agreement. No person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of this Agreement.

SIGNATURE PAGE OF EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:		EMPLOYEE:

ZAI Lab (HK) Limited

By:	/s/ Samantha Du	/s/ Harald Reinhart
Print Name: Samantha Du		Harald Reinhart, M.D.
Title: CEO

Address:		Address: #### ### ###### #####, ##### ###### E-Mail:#########################
4560 Jinke Road Pudong New Area Shanghai, China 201210 Attention: Chief Executive Officer Facsimile:
E-mail: sdu@zailaboratory.com

SIGNATURE PAGE OF EMPLOYMENT AGREEMENT

EXHIBIT A

AGREEMENT REGARDING CONFIDENTIALITY, TRADE SECRETS, INTELLECTUAL

PROPERTY AND COMPETITIVE ACTIVITIES

COMPLIANCE AGREEMENT

THIS AGREEMENT REGARDING CONFIDENTIALITY, TRADE SECRETS, INTELLECTUAL PROPERTY, AND COMPETITIVE ACTIVITIES (this “Agreement”) is entered into as of the Effective Date set forth on the signature page hereof between Zai Lab (Hong Kong) Limited, a limited company organized under the laws of Hong Kong (“Company”), and the undersigned employee of Company (“I,” “me,” or “Employee”). Company, along with its Affiliates now has and expects to develop confidential and proprietary materials and highly sensitive information of immeasurable value which I recognize must be carefully protected for Company to be successful. To induce Company to employ me and in consideration of my employment by Company, the sufficiency of which I expressly acknowledge, Company and I hereby agree, intending to be legally bound, as follows:

For the purposes of this Agreement, the term “Affiliates” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1. Company Confidential Materials and Information.

(a) Confidential Information. The following materials and information, whether having existed, now existing, or to be developed or created during the term of my employment by Company (herein referred to collectively as the “Confidential Information”) are covered by this Agreement:

(1) All information relating to existing or proposed products or services based on proprietary technology of Company or any of its Affiliates, whether owned or licensed by Company and/or its Affiliates, and proprietary technology in various stages of research and development which are not generally known to the public (such as inventions, trade secrets, know-how, design specifications, methodologies, procedures, techniques, and information management processes);

(2) All information relating to the products or services of Company or any of its Affiliates, whether existing or in various stages of research and development, which is not generally known to the public (such as know-how, specifications, technical or medical data, processes, techniques, methodologies, and strategies);

(3) All information not generally known to the public concerning or relating to the way Company or any of its Affiliates conducts its business (such as internal business procedures, controls, plans, licensing techniques, contracts and practices, supplier, subcontractor and prime contractor names and contracts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, information supplied by clients and customers of Company or any of its Affiliates, and employee data);

SIGNATURE PAGE OF EMPLOYMENT AGREEMENT

(4) All information not generally known to the public that pertains to Company’s or any of its Affiliates’ marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; discounts; margins; costs; credit terms; pricing practices, procedures and policies; procedures and policies; and customer data including customer lists, information, contracts, representatives, requirements and needs, specifications, preferences, data provided by or about prospective, existing or past customers and contract terms applicable to such customers (such as customer lists, printouts, databases, marketing plans, marketing reports, strategic business plans, marketing analyses and management reports, and listings of potential customers and leads);

(5) Any information pertaining to Company or any of its Affiliates in addition to the foregoing which is not generally known to the public or within the industry or trade areas in which Company or any of its Affiliates competes which gives Company or any of its Affiliates any advantage over its competitors; and

(6) All physical embodiments of the foregoing information in any tangible form, whether written, electronic, or machine-readable in nature.

(b) General Knowledge. The general skills, knowledge, and experience gained during my employment with Company or information publicly available is not considered Confidential Information. Also, upon termination of my employment with Company for any reason, I shall not, subject to the provisions of Sections 3(a) and 3(b) below, be restricted from working with a person or entity which has independently developed information or materials similar to Confidential Information as long as I comply with my continuing obligations under this Agreement.

(c) Employee Obligations. During my employment with Company, I acknowledge and agree that I will have access to Confidential Information and materials and will occupy a position of trust and confidence with respect to Company’s affairs and business. I agree to take the following steps to preserve the confidential and proprietary nature of Confidential Information and materials.

(1) Non-Use; Non-Disclosure. During and after my employment with Company regardless of the reason why my employment ended, I will not use, disclose, or transfer any Confidential Information other than as authorized by Company within the scope of my duties with Company, and will not use in anyway other than in Company’s business any Confidential Information, including information or material received by Company from others and intended by Company to be kept in confidence by its recipients. I understand that I am not allowed to sell, license, or otherwise exploit any products or services which embody or otherwise exploit in whole or in part any Confidential Information or materials.

(2) Disclosure Prevention. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information.

(3) Removal of Confidential Information. I will not remove any Confidential Information or documents, materials, or property containing Confidential Information from Company’s or any of its Affiliates’ premises or make copies of such documents, materials, or property except for use in Company’s business and in accordance with Company’s policies regarding security of confidential information.

(4) Return All Materials. I will return to Company all Confidential Information and all other documents, materials, and property of Company (including any copies of the foregoing) at any time upon the request of Company, and in any event and without such request, immediately upon the termination of my employment with Company regardless of the reason for termination. I agree not to retain any documents, materials, or property (including copies) containing any Confidential Information or otherwise belonging to Company after my employment ends, regardless of the reason. I agree to deliver and sign the “Termination Certificate” attached hereto as Exhibit A.

(5) Computer Security. During my employment with Company, I agree to use only those Company computer resources (both on and off Company’s premises) for which I have been granted access and then only to the extent authorized. I agree to comply with Company’s policies and procedures concerning computer security.

(6) Communications Systems. I understand that Company maintains an electronic mail system, a voice mail system, a computer network that includes access to the Internet, and related facilities for the purpose of business communications. I acknowledge that these systems, network, and related facilities, as well as all electronic or voice communications and all data or materials transmitted thereon, are Company property, and Company retains the right to review any and all electronic mail communications, voice communications, internet sites accessed, and data and materials stored or transmitted, with or without notice, at any time.

2. Proprietary Information and Ideas and Inventions.

(a) Prior Information. I agree to inform Company of (i) any apparent conflicts between my work for Company and (ii) any pre-existing obligations for which I am aware pursuant to which I may have to preserve the confidentiality of another’s proprietary information or materials, with the understanding that I may provide information to Company on a no-names basis regarding such obligations if and only to the extent that I am subject to non-disclosure or confidentiality obligations regarding such obligations. Otherwise, by signing this Agreement and accepting employment with Company, Company may conclude that no such conflict exists, and I agree thereafter to make no such claim against Company. I agree not to disclose to Company or any of its Affiliates or use in Company’s business any information or material relating to the business of any third person and intended by that person not to be disclosed to Company or its Affiliates.

(b) Ideas and Inventions. Attached hereto as Exhibit B is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to employment with Company, which belong to me or a former employer, which relate to Company’s business, and which are not assigned to Company hereunder (collectively referred to as “Prior Inventions”); or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of employment with Company, I incorporate any invention, improvement, development, concept, discovery, product, copyrightable material, trade or other proprietary information owned by me or in which I have an interest, into any product, service, process, composition, machine, or other property (including Confidential Information) of Company, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, modify, use, and sell such item as part of or in connection with such product, service, process, composition, or machine, or other property.

(c) Disclosure and Assignment to Company. I agree to promptly make full written disclosure to Company and will hold in trust for the sole right and benefit of Company or its designee, all right, title, and interest in and to any and all inventions, developments, concepts, improvements, or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice while I am performing services within the scope of my employment with Company (either on Company’s premises or elsewhere) or utilizing Company facilities (collectively referred to as “Inventions”), and I hereby forever irrevocably transfer and assign to Company, or its designee, all right, title, and interest in and to all such Inventions. This Section 2(c) shall not apply to assign to Company any of my rights in any invention that I develop entirely on my own time without using Company’s equipment, supplies, facilities, or trade secret information, except for inventions that either (1) relate, at the time that the invention is conceived or reduced to practice, to Company’s business or to actual or demonstrably anticipated research or development activities of Company; or (2) result from any work performed by me for Company.

(d) Works of Authorship. I acknowledge and agree that all writings or works of authorship, including without limitation, business planning documents, marketing materials, operations manuals, software program code, drawings, procedural diagrams, and other documentation of any kind produced by me in the course of my work for Company are works produced for hire and the property of Company, including without limitation any copyrights on those writings; but to the extent any such writing produced by me in the course of my work for Company may not, by operation of law or otherwise, be a work made for hire, I hereby forever irrevocably transfer and assign to Company the ownership of copyright in such works, whether published or unpublished.

(e) Moral Rights. I understand that the term “moral rights” means any rights of paternity or integrity, including any right to claim authorship of a copyrightable work, to object to a modification of such copyrightable work, and any similar right existing under the judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.” I forever hereby waive and agree never to assert any moral rights I may have in any copyrightable work that is assigned to Company as a result of Section 2(d) hereof, even after any termination of my employment with Company.

(f) Patent and Copyright Registrations. I agree to assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Inventions and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments which Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement so long as the execution or facilitation of execution of any such instruments or papers is at Company’s expense. If Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to Company as above, then I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patent or copyright registrations thereon with the same legal force and effect as if executed by me.

3. Non-Competition and Non-Solicitation.

I hereby agree to comply with the restrictions set forth in this Section 3.

(a) Non-Competition.

(1) I hereby covenant and agree that I shall not engage in competition with the business that Company or any of its Affiliates conducts or conducted at any time during my employment or which Company or any of its Affiliates is actively engaged in planning to conduct at the time of my termination of employment (collectively, the “Business”). As indicated above in Section 1(c)(1), at any time after the termination of this Agreement, I will not make use of Company’s Confidential Information or proprietary information concerning any Invention, or any other confidential matter relating to Company’s business that I may in any way acquire by reason of my employment with Company.

(2) During the twenty-four (24) month period immediately following my termination of employment, regardless of the reason therefor, I agree not to, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with, or undertake any planning to compete with, the Restricted Programs (as defined below) anywhere in the Restricted Area (as defined below). For purposes hereof, the terms (i) “Restricted Programs” means any pre-clinical and clinical development programs of the Company for which I have been involved during the term of my employment and (ii) “Restricted Area” means the geographic area consisting of the People’s Republic of China, Taiwan, the Special Administrative Region of Hong Kong and the Special Administrative Region of Macau. The foregoing, however, shall not prevent my passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(b) Non-Solicitation. Both during my employment and for two (2) years immediately following the termination of my employment with Company for any reason, I will not, on behalf of myself or any other person, except as authorized by Company within the scope of my duties with Company: (i) solicit, recruit, or encourage any of Company’s or its Affiliates’ employees to leave or terminate their employment with Company or such Affiliate; (ii) hire or employ any of Company’s or its Affiliates’ employees (or any person who was an employee of Company or any of its Affiliates within six (6) months of such action); or (iii) induce any customer or prospective customer (with respect to which I played a role in soliciting or providing goods or services during the twelve (12) month period prior to the termination of my employment), supplier, vendor, licensee, independent contractor or other business relation of Company or any of its Affiliates to cease doing business with Company or any of its Affiliates, or to modify its business relationship with Company or any of its Affiliates in a manner adverse to Company or any of its Affiliates.

4. General Provisions.

(a) Enforcement. I acknowledge that the obligations in this Agreement have unique, very substantial and immeasurable value to Company and its Affiliates, that Company and its Affiliates are engaged in a highly competitive industry, that I am receiving significant consideration in connection with this Agreement and my employment with Company, and that I have sufficient assets and skills to provide a livelihood for myself while such covenants remain in force. In the event that any of the obligations in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, such obligation shall be interpreted and modified to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. If modification of such obligations is not possible, then the court shall sever such obligations and enforce each and every remaining obligation in this Agreement.

(b) Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, USA, without giving effect to its principles or rules of conflict laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. I agree to submit to the exclusive jurisdiction of the courts of and in the State of New York in connection with any dispute arising out of this Agreement.

(c) Reserved.

(d) Publications. I agree not to submit any writing for publication or deliver any speech that contains any information relating to the Business, unless I receive advance written clearance from an authorized representative of Company.

(e) Publicity. I hereby grant to Company the right to use my name and likeness, without additional consideration during the term of my employment, on, in, and in connection with technical, marketing, and/or disclosure materials published by or for Company.

(f) Miscellaneous. This Agreement is my entire agreement with Company with respect to the subject matter referred to herein, superseding any prior oral, written, express, or implied negotiations and agreements. This Agreement may not be changed in any respect except by a written agreement signed by both myself and an officer of Company. If any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

[Signature Page to Follow]

By my signature below, I acknowledge that I have reviewed this Agreement Regarding Confidentiality, Trade Secrets, Intellectual Property, and Competitive Activities carefully and understand that the covenants and obligations it contains are binding on me.

/s/ Harald Reinhart
(Signature)
HARALD REINHART

Accepted and agreed to on behalf of Zai Lab (Hong Kong) Limited

By:	/s/ Ying Du
Name: Ying Du
Title: CEO
Effective Date: May 7, 2017

[Signature Page to Compliance Agreement]

EXHIBIT A

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, and that I have returned to Zai Lab (Hong Kong) Limited (“Company”) in compliance with Section 1(c)(4) of the Agreement Regarding Confidentiality, Trade Secrets, Intellectual Property and Competitive Activities between me and Company (the “Compliance Agreement”), all Confidential Information (as that term in defined in Section 1 of the Compliance Agreement) of Company and all other documents, materials, and property of Company (including any copies of the foregoing).

I further certify that I have complied with all the terms of the Compliance Agreement signed by me, including the reporting of any inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by the Compliance Agreement. Except to the extent set forth below, I acknowledge and agree that I have no prior inventions other than those, if any, identified by me on Exhibit B to the Compliance Agreement at the time that I signed the Compliance Agreement.

Termination Date: _______________

(Signature)
(Print Name)

A-1

EXHIBIT B

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

Original Observations in Peer-Reviewed Journals:

1.	Reinhart, H.: Comparison of serum and CSF lipid determinations by means of thin layer chromatography. Doctoral Thesis, University of Wurzburg, 1978.

2.	Reinhart, H., Muller, G., Sobel, J.: Specificity and mechanism of in vitro adherence of Candida albicans. Ann. Am. Lab. Sci. 15:406-413, 1985.

3.	Heinrich, J., Reinhart, H., Auer, L., Schmidt, M., Dämmrich, J,: Chronische interstitielle Alveolitis under Goldtherapie bei Psoriasis-Arthritis. Atemwegs-und Lungenkrankheiten 12:390-392, 1986

4.	Reinhart, H., Obedeanu, N., Walz, D., Sobel, J.: A new ELISA method for the rapid quantification of Tamm Horsfall protein in urine. Am. J. Clin. Pathol. 92: 199-205, 1989

5.	Reinhart, H., Obedeanu, N., Hooton, T., Stamm, W., Sobel, J.: Urinary excretion of Tamm Horsfall protein in women with recurrent urinary tract infections. J. Urol. 144: 1185-1187, 1990

6.	Reinhart, H., Obedeanu, N., Sobel, J.: Quantitation of Tamm Horsfall protein binding to uropathogenic Escherichia coli and lectins. J. Infect. Dis. 162:1335-1340, 1990

7.	Reinhart, H., Obedeanu, N., Robinson, R., Korzeniowski, O., Kaye, D., Sobel, J.: Urinary excretion of Tamm Horsfall protein in elderly women. J. Urol. 146: 806-808, 1991

8.	Reinhart, H., Obedeanu, N., Merzbach, D., Sobel, J.: Effect of Tamm-Horsfall protein on chemiluminescence response of polymorphonuclear leukocytes to uropathogenic Escherichia coli, J. Infect. Dis. 164:404-406, 1991.

9.	Reinhart, H., Spencer, J., Sobel, J.: Quantitation of urinary Tamm-Horsfall protein in children with urinary tract infection. Eur. Urol. 22: 194-199, 1992

10.	Fink, M., Snydman, D., Niederman, M., Leeper, K., Johnson, R., Heard, S., Wunderink, R., Caldwell, J., Schentag, J., Siami, G., Zameck, R., Haverstock, D., Reinhart, H., Echols, R., and the Severe Pneumonia Study Group: Treatment of severe pneumonia in hospitalized patients: Results of a multicenter, randomized, double-blind trial comparing intravenous ciprofloxacin with imipenem/cilastatin. Antimicrob. Agents Chemother. 38: 547-557,1994

11.	Burnett, R., Haverstock, D., Dellinger, P., Reinhart, H., Bohnen, J., Rothstein, O., Vogel, J., Solomkin, J.: Definition of the role of Enterococcus in intra-abdominal infection: Analysis of a prospective randomized trial. Surgery 118 (4): 716- 723, 1995

13.	Snydman, D., Fink, M., Niederman, M., Reinhart, H.: Treatment of severe pneumonia in hospitalized patients. Drugs 49 (Suppl. 2): 439-441, 1995

14.	Solomkin, J., Reinhart, H., Dellinger, P., Bohnen, J., Rotstein, O., Vogel, S., Simms, H., Hill, C., Bjomson, S., Haverstock, D., Coulter, H., Echols, R., and the Intra-abdominal Infection Group: Results of a randomized trial comparing sequential intravenous/oral treatment with ciprofloxacin plus metronidazole to imipenem/cilastatin for intra-abdominal infections. Ann. Surg. 223 (3): 303-315, 1996

15.	Segev, S., Yaniv, I., Haverstock, D., Reinhart, H.: Safety of long-term therapy with ciprofloxacin. A review of data from controlled clinical trials. Clin. Infect. Dis. 28: 299-308, 1999

16.	Leibovitz, E., Janco, J., Piglansky, L., Press, J., Yagupsky, P. Reinhart, H., Yaniv, I., Dagan, R.: Oral ciprofloxacin vs. intramuscular ceftriaxone as empiric treatment of acute invasive diarrhea in children. Pediatr. Infect. Dis. J. 19: 1060-1067; 2000

17.	Reinhart, H., Hughson, C., de Palacios, P.: Comment on: Audiometric changes associated with the treatment of uncomplicated falciparum malaria with co-artemether. Trans. R. Soc. Trop. Med. Hyg. 99: 315; 2005

Book Chapters:

1.	Sobel, J., Reinhart, H.: Antibacterial host factors in the urinary tract. Advances in Internal Medicine, Ed.: G. H. Stollerman, Volume 36, pp. 131-150, 1991, Mosby Year Book, St. Louis

2.	Sobel, J., Reinhart, H., Kaye, D.: Host defense mechanisms in urinary tract infections. In Schrier, R., Gottschalk, eds.: Diseases of the Kidney, Chapter 33, pp. 885-908, Little, Brown, and Comp., Boston, MA

Review Articles:

1.	Sefrin, P., Reinhart, H.: Zerebrale Reanimation. Intensivbehandlung 11:1-8,1986

2.	Chua, D., Reinhart, H., Sobel, J.: Liver abscess caused by Streptococcus milleri. Rev. Infect. Dis. 11: 197-202,1989

3.	Reinhart, H., Sobel, J.: Cytomegalovirus pneumonia in bone marrow transplant recipients. Infection in Medicine 7: 14- 20,1990

4.	Reinhart, H., Sobel, J.: The role of Tamm Horsfall protein in the pathogenesis of urinary tract infection: A review. Int. Urogynecol. J. 3:191-196, 1992

5.	Reinhart, H.: In-Vitro Efficacy vs Clinical Benefit: A Critical Review of Antibiotic Trials in AECB. http://pages.cthome.net/hreinh/Master_AECB_V2.htm. 2003

Case Reports:

1.	Reinhart, H., Urbanski, D., Harrington, S., Sobel, J.: Prosthetic valve endocarditis caused by Trichosporon beigelii. Am. J. Med. 84:355-358, 1988

2.	Reinhart, H., Peleman, R., Reinhart, E.: Nitrofurantoin-induced toxicity to liver and lung. Gastroenterology 102: 1396-1399, 1992

PUBLISHED ABSTRACTS

1.	Reinhart, H., Obedeanu, N., Walz, D., Sobel, J.: A new ELISA method for the rapid quantification of Tamm Horsfall protein in urine. 28th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), Los Angeles, CA, 1988, Abstract # 472, p. 192.

2.	Reinhart, H., Obedeanu, N., Sobel, J.: Evaluation of Tamm Horsfall protein binding to various urinary isolates of Escherichia coli. 16th International Congress of Chemotherapy (ICC), Jerusalem, 1989, Abstract # 1291.

3.	Reinhart, H., Obedeanu, N., Sobel, J.: Adherence properties of Tamm Horsfall protein (THP) to vaginal, buccal and uroepithelial cells. 29th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), Houston, TX, 1989, Abstract # 1133, p. 294.

4.	Reinhart, H., Obedeanu, N., Sobel, J.: Quantitative studies of Tamm-Horsfall protein binding to uropathogenic Escherichia coli, MS-fimbriae and lectins. 29th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), Houston, TX, 1989, Abstract # 1132, p. 293

5.	Reinhart, H., Obedeanu, N., Hooton, T., Stamm, W., Sobel, J.: Urinary excretion of Tamm Horsfall protein (THP) in women with and without a history of recurrent urinary tract infections (RUTI). 29th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), Houston, TX, 1989, Abstract # 907, p. 253.

6.	Vazquez, J., Reinhart, H., Weidenbach, M., Sobel, J., Zervos, M.: Evaluation of restriction enzyme fragment analysis as a typing system for Candida. 29th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), Houston, TX, 1989, Abstract # 529, p. 190.

7.	Spencer, J., Reinhart, H., Sobel, J.: Quantitation of urinary Tamm Horsfall protein in girls with and without recurrent urinary tract infections. J. Urol. 143:295A, 1990

8.	Goel, M., Rosenberg, J.C., Sundareson, A.S., Madon, S., Khatib, G., Reinhart, H., McGuire, N.: Human pulmonary dirofilariasis in Michigan: Report of two cases. 1990 Michigan Scientific Meeting, American College of Physicians, Traverse City, MI

9.	Reinhart, H., Obedeanu, N., Korzeniowky, O., Kaye, D., Sobel, J. D.: Urinary excretion of Tamm Horsfall protein in elderly women. 30th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), Atlanta, GA, 1990, Abstract # 521, p. 173.

10.	Reinhart, H., Obedeanu, N., Merzbach, D., Sobel, J. D.: Effect of Tamm Horsfall protein (THP) on chemiluminescence (CL) response of polymorphonuclear leukocytes (PML) to uropathogenic Escherichia coli. 30th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), 1990, Atlanta, GA, 1990, Abstract # 520, p. 173.

11.	Reinhart, H., Robinson, R., Obedeanu, N., Sobel, J.: Quantitation of Tamm-Horsfall protein in its native aggregational state and after dilutional disaggregation. 17th International Congress of Chemotherapy (ICC), 1991, Berlin, FRG, Abstract # 1058

12.	Reinhart, E., Reinhart, H., Palmer, K.: Lack of pulmonary toxicity in rats exposed to aerosolized sulfonamides. 32nd Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) 1992, Anaheim, CA, Abstract # 1478, p. 357

13.	Snydman, D., Fink, M., Niederman, M., Reinhart, H.: Treatment of Severe Pneumonia in Hospitalized Patients: Results of a Multicenter, Randomized, Double-Blind Trial Comparing Intravenous Ciprofloxacin with Imipenem/Cilastatin. 33rd Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), New Orleans, LA, 1993, Abstract #637

14.	Solomkin, J., Reinhart, H.: Results of a trial of IV or IV/PO ciprofloxacin/metronidazole versus imipenem for complicated intraabdominal infections. 34th Interscience Conference Antimicrobial Agents Chemotherapy (ICAAC), 1994, Orlando, FL, Abstract #K1, p. 4

15.	Reinhart, H.: Treatment of severe pneumonia in hospitalized patients: Results of a multicenter, randomized, double-blind trial comparing intravenous ciprofloxacin with imipenem. 5th bit. Symp. New Quinolones, Singapore, August 1994: Abstract #141: p. 21/184

16.	Solomkin, J., Reinhart, H.: Results of a trial of IV and/or PO ciprofloxacin/metronidazole versus imipenem for complicated intra-abdominal infections. 7th European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) March 1995, Vienna, Austria, Abstract #1124, p. 218-219

17.	Snydman, D., Niederman, M., Haverstock, D., Fink, M., Reinhart, H.: Monotherapy for treatment of severe pneumonia: Implications of Pseudomonas aeruginosa (PA). 7th European Congress of Clinical Microbiology and Infectious Diseases (ECCMID), 1995, Vienna, Austria, Abstract #1125, p. 219

18.	Reinhart, H., Yaniv, I., Haverstock, D., Segev, S.: Safety of long-term therapy with ciprofloxacin. A review of data from controlled clinical trials. International Congress of Chemotherapy (ICC), July 1997, Sydney, Australia, Abstract #3267, p. 91

19.	Choudhri, S., Pause, C., Haverstock, D., Reinhart, H.: Retrospective validation of the American Thoracic Society (ATS) guidelines for excluding patients with nosocomial pneumonia due to risk group 3 organisms. IDSA, New Orleans, Sept. 2000

20.	Loose, M., Naber, K., Shields, P., Reinhart, H., Wagenlehner, F.: Urinary Concentrations and Bactericidal Activity of Tobramycin in Healthy Subjects Receiving a Single Oral Dose (600 Milligrams). ASM MICRO 2017, New Orleans, LA, Poster #: 1283, June 01- 05, 2017

PRESENTATIONS

Refereed internationally:

1.	Sobel, J., Reinhart, H.: Host factors in the pathogenesis of urinary tract infections. 16th International Congress of Chemotherapy (ICC), Jerusalem 1989

2.	Reinhart, H., Obedeanu, N., Sobel, J.: Evaluation of Tamm-Horsfall protein binding to various urinary isolates of Escherichia coli. 29th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) 1989, Houston, TX

3.	Reinhart, H., Obedeanu, N., Sobel, J.: Adherence properties of Tamm Horsfall protein (THP) to vaginal, buccal and uroepithelial cells. 29th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) 1989, Houston, TX

4.	Spencer, J., Reinhart, H., Sobel, J.: Quantitation of urinary Tamm Horsfall protein in girls with and without recurrent urinary tract infections. Convention of the American Urological Association, 1990 Annual Meeting, New Orleans, LA

5.	Reinhart, E., Reinhart, H., Palmer, K.: Lack of pulmonary toxicity in rats exposed to aerosolized sulfonamides. 32nd Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) 1992 Anaheim, CA

6.	Rubinstein, E., Bergan, T., Ball A.P., Beam, T.R., Goldberger, M.J., Reinhart, H.: Panel Discussion: Future role and uses of quinolones. Infect, DIs. Clin. Pract. 3 (suppl. 3): p. 215-218, 1994. Quinolones: The present and the future. Moderators: Neu, H.C. et al., Chantilly, Virginia, August 1993

7.	Solomkin, J., Reinhart, H.: Results of a trial of IV +/- PO ciprofloxacin/metronidazole (C/M) vs. imipenem (I) for complicated intraabdominal infections. 34th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) 1994, Orlando, FL

8.	Reinhart, H., and the Severe Pneumonia Study Group: Treatment of severe pneumonia in hospitalized patients: Results of a multicenter, randomized, double-blind trial comparing intravenous ciprofloxacin with imipenem/cilastatin. 5th International Symposium on New Quinolones, Singapore, August 25-27,1994

9.	Reinhart, H.: Ciprofloxacin in intra-abdominal, gastro-intestinal, and skin/soft tissue infections: Review of recent efficacy and safety data, Taipeh, Taiwan, May 28, 1994

10.	Burnett, R., Dellinger, E., Reinhart, H,, Bohnen, J., James, L., Solomkin, J.: Definition of the role of Enterococcus in intraabdominal infection: Results of a prospective randomized trial. 52nd Annual Meeting of the Central Surgical Association, March 9-11, Cleveland, OH, 1995

11.	Reinhart, H.: Challenges and Opportunities in Antibiotic Drug Development. Brit. Soc. Antimicrob. Chemother. Meeting, Birmingham, March 2004

12.	Reinhart, H. Development of Anti-Infectives: Available Markets, Potential Barriers to Success, and Outlook on Future Directions. NIAID Summit Meeting, Bethesda, MD, August 16-17, 2004

BLOG PAGES

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__ No inventions or improvements

__ Additional Sheets Attached

Signature of Employee: /s/ Harald Reinhart

Print Name of Employee: Harald Reinhart

Date: May 19, 2017

SCHEDULE 1

EXTERNAL AFFILIATIONS

The Employee will be permitted to retain his current ownership interest in Allphase Pharma Consulting, LLC (“APPC”) during the term of the Agreement and for the duration of the Restriction Period, subject to the requirement that the Employee will cause APPC to cease all business and/or commercial activities of APPC within 60 calendar days from the Effective Date (the “Required Business Cessation Date”), with the understanding that the Employee may continue to maintain the corporate good standing of APPC through payment of required franchise taxes and annual registration fees. In consideration for the Employee agreeing to suspend all business and commercial activities of APPC, the Company will provide a one-time lump sum payment in the amount of US$200,000 to the Employee with five (5) business days following the delivery of written confirmation by the Employee to the Company that he has terminated all business and commercial activities of APPC (which notice must be delivered on or before the Required Business Cessation Date).

SIGNATURE PAGE OF EMPLOYMENT AGREEMENT

ZAI LAB (HONG KONG) LTD.

Room 1902, 19/F

Lee Garden One

33 Hysan Avenue

Causeway Bay, Hong Kong

August 30, 2017

Dr. Harald Reinhart

#### ### #####

#####, ######

Re:    Amendment to Employment Agreement

Dear Dr. Reinhart:

Reference is made to the Employment Agreement dated as of May 7, 2017 between you and Zai Lab (Hong Kong) Ltd. (the “Company”) (the “Employment Agreement”).

In connection with your transition to full-time status with the Company, you and the Company desire to amend the Employment Agreement as follows:

1.    Your Base Salary (as defined in the Employment Agreement) will be increased to US$375,000, with retroactive effect as of August 1, 2017.

2.    You will be granted an additional option to purchase 100,000 ordinary shares of Zai Lab Limited (“Zai Cayman”) at an exercise price equal to the offering price of Zai Cayman’s American Depositary Shares which are issued and sold upon the consummation of the Zai Cayman’s initial public offering (the “New Option”). The New Option will vest in accordance with the standard vesting schedule of Zai Cayman as set out in the 2017 Equity Incentive Plan of Zai Cayman (the “Plan”). The New Option will be subject to the terms, definitions and provisions of the Plan and the stock option agreement to be entered into between you and Zai Cayman with respect to the New Option. We note that the number of shares covered by the New Option reflects the capital structure of Zai Cayman following the effectuation of a reverse stock split pursuant to which every six shares of Zai Cayman stock has been consolidated into one share of Zai Cayman stock (the “Reverse Split”). The Reverse Split was approved and effectuated on August 30, 2017.

3.    Section 1.1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Employment by Company. The Company agrees to employ the Employee as its Chief Medical Officer – Autoimmune and Infectious Disease, to render such services and to perform such duties and responsibilities as are normally associated with and inherent in the aforementioned role and the capacity in which the Employee is employed, as well as such other duties and responsibilities as shall from time to time be assigned to the Employee by the Chief Executive Officer of the Company, with the understanding that the Employee will report directly to the Chief Executive Officer of the Company. The Employee accepts such employment and agrees to faithfully perform and render the services required of the Employee under this Agreement. Except for reasonable vacations, absences due to temporary illness, and activities that may be mutually agreed to by the parties, the Employee shall devote his entire time, attention and energies during normal business hours and such evenings and weekends as may be reasonably required for the discharge of his duties to the Business Of The Company and the performance of the Employee’s duties and responsibilities under this Agreement.”

4.    The third sentence of Section 1.3 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“The Employee or his associate(s) is precluded from owning an interest (legal and beneficial, direct and indirect) in another company or serving as an employee, director, consultant, advisor or member of such another company that may be directly competitive or directly in conflict with the Company until such interest is presented to the Board and the Board consents to such interest or employment.”

5.    Section 3.3 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Bonus. At the conclusion of each calendar year during the time for which the Employee’s employment under this Agreement is not terminated (the “Employment Period”), the Employee may be entitled to receive an annual bonus, the amount of which shall be determined by the Board in its discretion.”

Except as expressly amended by this Amendment, the Employment Agreement remains in full force and effect.

You acknowledge and agree that the Employment Agreement sets forth your entire agreement with the Company concerning your compensation arrangements and there are no other understandings or agreements, written or oral, with the Company or any of its affiliates with respect to your compensation arrangements.

This Amendment may be executed in multiple counterparts (including by PDF or facsimile) all of which taken together will constitute one and the same agreement. Subject to the immediately preceding sentence, this Amendment and the rights and benefits contained herein will inure to the benefit of, and be binding upon, each of the parties hereto and their respective heirs and successors.

[Remainder of this page intentionally left blank]

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If the foregoing is acceptable to you, please sign this Amendment in the space provided below. At the time you sign this letter, it will take effect as a binding agreement between the parties hereto.

Sincerely,

ZAI LAB (HONG KONG) LTD.

By:	/s/ Samantha Du
Samantha Du
Chairperson and CEO

Agreed to as of the date first written above:

/s/ Harald Reinhart
Harald Reinhart

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